As Filed with the Securities and Exchange Commission on March __, 2004
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________

IR BIOSCIENCES HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	13-3301899 (I.R.S. Employer Identification Number)

8655 East Via De Ventura, Suite E-155
Scottsdale, Arizona 85258
(Address of Principal Executive Offices and Zip Code)
____________________

2003 STOCK OPTION, DEFERRED STOCK
AND RESTRICTED STOCK PLAN
(Full Title of the Plans)
____________________

Michael Wilhelm
8655 East Via De Ventura, Suite E-155
Scottsdale, Arizona 85258
(480) 922-3926
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
____________________

Copies to

Thomas J. Poletti, Esq.
Kirkpatrick & Lockhart LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Telephone (310) 552-5000
Facsimile (310) 552-5001
____________________

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, $.001 par value	400,000	$0.10	40,000	$5
Common Stock, $.001 par value	525,800	$0.50	262,900	$33
Common Stock, $.001 par value	874,200	$1.01	882,942	$112
Total Registration Fee	1,800,000			$151

(1)    Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h)(1) under the Securities Act, based on the price at which options may be exercised, or if such price is not known, on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the-counter market and reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers on March 1, 2004. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in this Part I are being separately provided to the Registrant's employees, officers, directors and consultants as specified by Rule 428(b)(1) of the Securities Act of 1933.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The documents listed in paragraphs (a) through (d) below have been filed with the Securities and Exchange Commission (the "Commission") and are hereby incorporated by reference into this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereto from the date of filing of such documents.

(a)	Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2002 filed with the SEC on April 15, 2003;

(b)	Registrant's Quarterly Report on Form 10-QSB for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 filed with the SEC on May 15, 2003, August 19, 2003 and December 29, 2003, respectively.

(c)	Registrant's Current Reports on Form 8-K filed with the SEC on July 7, 2003, July 18, 2003, August 29, 2003 and December 29, 2003; and

(d)	Registrant's Definitive Information Statements filed with the SEC on June 9, 2003 and August 7, 2003.

Item 4. Description of Securities.

Common Stock

          The Company is authorized to issue 100,000,000 shares of Common Stock, $.001 par value per share.

          The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Item 5. Interests of Named Experts and Counsel.

Kirkpatrick & Lockhart LLP, Los Angeles, California, will pass for us on the validity of the common stock offered hereby. A partner of Kirkpatrick & Lockhart LLP owns options to acquire an aggregate of 35,000 shares of our common stock at an exercise price of $.60 per share.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article 7 of the Registrant's Certificate of Incorporation, as amended, and Article VII, Section 7 of the Registrant's Amended and Restated Bylaws provide for indemnification of the Registrant's directors, officers, employees, and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and executive officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law to the extent such costs or expenses are not covered by existing directors and officers insurance. The Registrant carries directors and officers liability insurance covering its directors and officers against liability asserted against or incurred by the person arising out of his or her capacity as a director or officer, including any liability for violations of the Securities Act or the Exchange Act, subject to some exclusions and coverage limitations.

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Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Numbers	Description

4.1	2003 Stock Option, Deferred Stock and Restricted Stock Plan.
4.2	Form of Stock Option Agreement (Employee).
4.3	Form of Stock Option Agreement (Executive).
4.4	Form of Stock Option Agreement (Super Executive).
4.5	Form of Stock Option Agreement (Other)
4.6	Form of Restricted Stock Award Agreement (Employee)
4.7	Form of Restricted Stock Award Agreement (Executive)
4.8	Form of Restricted Stock Award Agreement (Super Executive)
4.9	Form of Stock Award Agreement (Other)
5.1	Opinion of Kirkpatrick & Lockhart LLP.
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP
23.2	Consent of Stonefield Josephson, Inc.
23.3	Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit 5).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 11th day of March, 2004.

IR BIOSCIENCES HOLDINGS, INC.

By:	/s/ MICHAEL WILHELM
Michael Wilhelm
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Wilhelm as his true and lawful attorney-in-fact and agent, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ MICHAEL WILHELM	Chief Executive Officer and Director (Principal Executive Officer)	March 11, 2004
Michael Wilhelm
/s/ ERIC HOPKINS	Chief Financial Officer (Principal Accounting Officer)	March 11, 2004
Eric Hopkins
/s/ MARK WITTEN	Director	March 11, 2004
Mark Witten
/s/ DAVID HARRIS	Director	March 11 2004
David Harris
/s/ THEODORE STAAHL	Director	March 11, 2004
Theodore Staahl

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EXHIBIT INDEX

Exhibit Numbers	Description

4.1	2003 Stock Option, Deferred Stock and Restricted Stock Plan.
4.2	Form of Stock Option Agreement (Employee).
4.3	Form of Stock Option Agreement (Executive).
4.4	Form of Stock Option Agreement (Super Executive).
4.5	Form of Stock Option Agreement (Other)
4.6	Form of Restricted Stock Award Agreement (Employee)
4.7	Form of Restricted Stock Award Agreement (Executive)
4.8	Form of Restricted Stock Award Agreement (Super Executive)
4.9	Form of Stock Award Agreement (Other)
5.1	Opinion of Kirkpatrick & Lockhart LLP.
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP
23.2	Consent of Stonefield Josephson, Inc.
23.3	Consent of Kirkpatrick & Lockhart LLP (contained in Exhibit 5).

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